Exhibit 10.16
EMPLOYMENT AGREEMENT
     The Employment Agreement (the “Agreement”) is made and entered into as of March 7th, 2007 (the “Effective Date”) among RXi Pharmaceuticals Corporation, a Delaware corporation (“RXi” or “Employer”), CytRx Corporation, a Delaware corporation (“CytRx”) and Pamela A. Pavco, an individual and resident of the State of Colorado (“Employee”).
     WHEREAS, Employer and Employee desire to enter into an employment agreement under which Employee shall serve on a full-time basis as RXi’s Vice President of Research and Development or Vice President of Pharmaceutical Development on the terms set forth in the Agreement, with the term of the Agreement to commence on the Effective Date.
     WHEREAS, CytRx corporation, as an affiliate of Employer, desires to guarantee the performance of certain payment and reimbursement obligations of Employer.
     NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.
     1. Engagement. Effective as of the Effective Date, Employer shall employ Employee, and Employee shall serve, as RXi’s Vice President of Research and Development or Vice President of Pharmaceutical Development. As a condition to the Employee’s employment by the Employer, Employee shall execute the Employer’s Employee Confidentiality, Non-Competition, and Proprietary Information Agreement (the “Confidentiality Agreement”).
     2. Duties. Employee shall perform all duties assigned to her by the Employer faithfully, diligently and to the best of her ability. Such duties include implementation of the development plans of the Employer. Employee shall have duties commensurate with those of a vice president of a similarly situated company. Employee’s services hereunder shall be rendered at the geographic location of the Employee’s choosing (and Employee shall not be required to relocate), except for travel when and as required in the performance of Employee’s duties hereunder, provided however that Employee shall not be required to travel more than once in a six week period to RXi’s office in Worcester, Massachusetts (the “Designated Travel”).
     3. Time and Efforts. Employee shall devote all of her business time, efforts, attention and energies to Employer’s business and the discharge of her duties hereunder.
     4. Term. The term (the “Initial Term”) of Employee’s employment shall commence on the Effective Date and shall continue for one (1) year. After the expiration of the Initial Term, if a Financing (as defined in Section 5.1) has occurred during the Initial Term, the agreement will be automatically renewed and extended until terminated in accordance with Section 6 (the “Renewal Term” and, together with the Initial Term, the “Term”). If a Financing has not occurred during the Initial Term, this Agreement will terminate at the end of the Initial Term.
     5. Compensation. As the total consideration for Employee’s services rendered under the Agreement, Employer shall pay or provide Employee the following compensation and benefits:

          5.1. Salary. Commencing on the Effective Date, Employee shall be entitled to receive an annual salary (the “Base Salary”) of One Hundred Ninety-Eight Thousand Dollars ($198,000). Until the time that Employer raises gross proceeds of at least $15 million in a financing (or series of financings) from the issuance of equity, debt or derivatives (collectively, the “Financing”), CytRx shall guarantee Employer’s obligation to pay Employee’s Base Salary. If the Financing does not occur by June 30, 2007, CytRx agrees to pay Employee the remainder of her Base Salary for the Initial Term of this Agreement in accordance with Section 4 of this Agreement. Such monies shall include any Base Salary due and unpaid, any amount due under Section 6.2, reimbursement of expenses incurred by Employee in connection with Employee’s duties (including expenses related to Designated Travel), home office expenses as set forth in Section 5.3, and reimbursement for health related costs as provided in Section 5.5.
          5.2. Stock Options. At the first regularly scheduled meeting of the Board of Directors of the Employer following the Financing the Employer shall grant Employee stock options under the RXi Pharmaceuticals 2007 Incentive Plan (the “Plan”) to purchase a number of shares of Employer’s common stock equal to one and a half percent (1.5%) of the sum of the number of outstanding shares of common stock of Employer immediately prior to the closing of the first tranche of the Financing plus the number of shares subject to options outstanding or contractually committed to be granted as of the date of the grant of such option to Employee (the “Option”). The Options shall vest in quarterly installments over 4 years beginning on the first quartlery anniversary of the Effective Date of the Agreement provided, in each case, that Employee remains in the continuous employ of Employer through such quarterly anniversary date. Each vested Option shall (a) be exercisable at an exercise price equal to the fair market value at the time of granting as determined by Employer’s Board of Directors, (b) have a term of ten years and be exercisable by Employee at any time during such ten year period, and (c) be on such other terms as shall be determined by Employer’s Board of Directors (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Options. Notwithstanding anything to the contrary in Section 6.2 or other provisions of the Agreement or of the stock option agreement evidencing the Options, upon the occurrence of a “Covered Transaction” (as defined in the Plan), the Options shall thereupon vest in full and become exercisable as to all of the shares covered thereby in accordance with the terms of the Plan. Furthermore, in the event that the Employee is terminated without Cause (as defined below in Section 6.1) or Employee is terminated as a result of an Involuntary Termination (as defined in Section 6.1B), the shares that would have vested during the Severance Period (as defined below in Section 6.2.1 and 6.2.2 respectively) shall vest and become exercisable as of the date of such termination. For avoidance of doubt, the full amount of options that would have vested during the Severance Period shall vest and shall not be reduced in the event that the length of the Severance Period is reduced for any reason.
          5.3. Expense Reimbursement. Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time. For avoidance of doubt, Employer shall reimburse Employee or expenses related to the Designated Travel. In addition, Employer agrees to reimburse Employee for expenses directly related to Employee’s performance of duties at Employee’s Colorado office including (but not limited to) such reasonable and necessary expenses directly related to fax, phone, internet, copying and similar items.

          5.4. Vacation. Employee shall be entitled to twenty (20) business days of vacation each year during the Term. Vacation time that is not used by Employee during each twelve-month term of employment will be lost and not be carried over into any future period.
          5.5. Employee Benefits. Employee shall be eligible to participate in any medical insurance and other employee benefits made available by Employer to all of its employees under its group plans and employment policies in effect during the Term. Medical, Insurance and other employee benefits are not anticipated to begin until 90-120 days from the Effective Date. Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion. If, the benefits are not offered by Employer (at Employer’s sole discretion) in the state of residence of Employee, then the Employee will not obtain the benefit, and the Employer will award the employee the amount of money saved, if any, by not providing the Employee such benefit and, in the event such reimbursement is treated as taxable income to Employee, Employer shall gross up such amounts to make Employee whole.
          5.6. Payroll Taxes. Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.
     6. Termination. The Agreement may be terminated as set forth in this Section 6.
          6.1.A Termination by Employer for Cause or Voluntary Resignation. Employer may terminate Employee’s employment hereunder for Cause upon notice to Employee and Employee may voluntarily resign her employment hereunder upon notice to Employer. “Cause” for the purpose shall mean any of the following:
               (a) Employee’s breach of any material term of the Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee has failed to cure such breach within ten (10) days after receiving written notice from Employer stating the nature of such breach;
               (b) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony;
               (c) Employee’s act of fraud;
               (d) Employee’s continual failure or refusal to perform her material duties as required under the Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;
               (e) Employee’s act or omission that, in the reasonable determination of Employer indicates alcohol or drug abuse by Employee; or

               (f) Employee’s act or personal conduct that, in the judgment of Employer’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.
               Upon termination of Employee’s employment by Employer for Cause or by Employee due to a voluntary resignation, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment, not later than three days after the date of termination, of any accrued but unpaid salary and unused vacation time (only as accrued during the then-current year of employment), as provided in Sections 5.1 and 5.5, as of the date of such termination.
          6.1.B Termination by Employee as a result of an Involuntary Termination. Employee may terminate Employee’s employment hereunder for any of the following reasons (each, an “Involuntary Termination”):
               (a) Employer’s breach of any material term of the Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employer has failed to cure such breach within sixty(60) days after receiving written notice from Employee stating the nature of such breach
               (b) a reduction in Employee’s salary.
               (c) a reduction in Employee’s title.
               (d) the reduction of Employee’s duties from those typically assigned to a Vice President of a similarly situated biotechnology or pharmaceutical company.
In the case of b, c and d above, the Employee must first give the Employer written notice before Involuntary Termination and allow employer 15 days to revert any such change.
          6.2. Termination by Employer without Cause or Remedies for Involuntary Termination By Employee. Employer may also terminate Employee’s employment without Cause upon notice to Employee.
               6.2.1. During First Six Months of Initial Term. Upon termination of Employee’s employment by Employer without Cause or by Employee as a result of an Involuntary Termination during the first six months of the Initial Term, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to payment of: (a) any accrued but unpaid salary and unused vacation time (only as accrued during the Initial Term) as of the date of such termination; (b) her salary through the one year anniversary of the Effective Date (in this section, this period shall be referred to as the “Severance Period”); and (c) continued participation at Employer’s cost and expense, during the Severance Period in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination or reimbursement as provided in Section 5.5.

               6.2.2. Between 6 and 18 months after the Effective Date. Upon termination of Employee’s employment by Employer without Cause or by Employee as a result of an Involuntary Termination at any time during the period beginning on the 6th (sixth) month anniversary of the Effective Date and ending on the 18th (eighteenth) month following the Effective Date, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to payment of: (a) any accrued but unpaid salary and unused vacation time as of the date of such termination; (b) twelve (12) months’ of salary from the date of termination; (in this section, this period shall be referred to as the “Severance Period”) and (c) continued participation, at Employer’s cost and expense, during the Severance Period in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination or reimbursement as provided in Section 5.
               6.2.3. Between 18 and 24 months after the Effective Date. Upon termination of Employee’s employment by Employer without Cause or by Employee as a result of an Involuntary Termination after the 18th (eighteenth) month following the Effective Date but before the twenty four (24) month anniversary following the Effective Date, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to payment of: (a) any accrued but unpaid salary and unused vacation time as of the date of such termination; (b) no less than six (6) and no more than twelve (12) months of salary from the date of termination, which final figure shall be determined by taking the number 12 and subtracting the number of months following the 18th month anniversary of the Effective Date (e.g. if Employee’s termination occurs in month 20, she will be entitled to 10 months of salary as severance and if Employee’s termination occurs in month 23, she will be entitled to 7 months of salary then in effect) (in this section, this period shall be referred to as the “Severance Period”) and (c) continued participation, at Employer’s cost and expense, during the Severance Period in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination or reimbursement as provided in Section 5.
               6.2.4. More Than 24 months after the Effective Date. Upon termination of Employee’s employment by Employer without Cause or by Employee as a result of an Involuntary Termination beginning twenty four (24) months following the Effective Date and through the remained of the Term, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to payment of: (a) any accrued but unpaid salary and unused vacation time as of the date of such termination; (b) 6 months salary then in effect (in this section, this period shall be referred to as the “Severance Period”); and (c) continued participation at Employer’s cost and expense, during the Severance Period in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination or reimbursement as provided in Section 5.5.
               6.2.5 Change of Control. Notwithstanding anything to the contrary contained in this Agreement, in the event of a Change of Control of Employer if Employee’s employment is terminated by Employer or Employee for Involuntary Termination within one (1) year after the Change of Control (other than for Cause), then: (i) the greater of (a) fifty percent (50%) of Employee’s unvested options shall vest immediately, or (b) twelve (12) months unvested options shall vest immediately and; and (ii) Employee shall be entitled to (a) any accrued but unpaid salary and unused vacation time as of the date of such termination; (b) twelve (12) months’ of salary from the date of termination, payable in accordance with the normal payroll practice of the Company; (in this section, this period shall be referred to as the “Severance Period”) and (c) continued participation, at Employer’s cost and expense, during the Severance Period in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination or reimbursement as provided in Section 5. For purposes of this Agreement, a “Change in Control” shall mean, other than changes between Cytrx and RXi, (i) an acquisition of any voting securities of the Employer (the “Voting Securities”) by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) (“Beneficial Ownership”) of 50% or more of the combined voting power of the Employer’s then outstanding Voting Securities without the approval of the Board; (ii) a merger or consolidation that results in more than 50% of the combined voting power of the Employer’s then outstanding Voting Securities of the Employer or its successor changing ownership (whether or not approved by the Board); (iii) the sale of all or substantially all of the Employer’s assets; or (iv) approval by the shareholders of the Employer of a plan of complete liquidation of the Employer.
          6.3. Death or Disability. Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of her permanent disability. Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or Employee, as the case may be) with respect to Employee, or if no such policy is then in effect, shall mean Employee’s inability to fully perform her duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive. Upon termination of Employee’s employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee’s heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as of the date of such termination as required by law.
     7. Equitable Remedies; Injunctive Relief. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of the Confidentiality Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. The provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.
     8. Severable Provisions. The provisions of the Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

     9. Successors and Assigns. The Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and her heirs and representatives; provided, however, that neither party may assign the Agreement without the prior written consent of the other party.
     10. Entire Agreement. The Agreement including Schedule A contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of the Agreement that are not set forth otherwise therein or herein. Except as expressly provided herein, the Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of the Agreement. Notwithstanding the foregoing, Employer agrees to pay Employee for work done prior to signing this agreement and reasonable expenses, at the rate of $250 an hour for work, and $125 an hour for travel (up to 8 hours of travel per day). Such work was performed by Employee pursuant to an oral agreement to provide consulting services.
     11. Amendment. No modification of the Agreement shall be valid unless made in writing, approved by the Compensation Committee and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee). The parties hereto agree that in no event shall an oral modification of the Agreement be enforceable or valid.
     12. Governing Law. The Agreement is and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the choice-of-law rules of Massachusetts.
     13. Notice. All notices and other communications under the Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to the provision):
     If to Employer:
RXi Pharmaceuticals Corp.
One Innovation Drive
Worcester, MA 01605
Attention: CEO
If to CytRx:
CytRx Corporation
11726 San Vicente Boulevard, Suite 650
Los Angeles, CA 90049

Facsimile: (310) 826-5529
Attention: Chief Executive Officer
If to Employee:
Dr. Pamela A. Pavco
822 Plateau Rd.
Longmont, CO 80504
     14. Survival. Sections 7 through 16 shall survive the expiration or termination of the Agreement.
     15. Counterparts. The Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
     16. Attorney’s Fees. In any action or proceeding to construe or enforce any provision of the Agreement the prevailing party shall be entitled to recover its or her reasonable attorneys’ fees and other costs of suit in addition to any other recoveries.
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IN WITNESS WHEREOF, the Agreement is executed as of the day and year first above written.

EMPLOYER RXi Pharmaceuticals Corporation
By:	/s/ Tod Woolf
Tod Woolf
Chief Executive Officer RXi Pharmaceuticals Corporation

CYTRX CytRx Corporation
By:	/s/ Steven A. Kriegsman
Steven A. Kriegsman
Chief Executive Officer CytRx Corporation

EMPLOYEE
/s/ Pamela A. Pavco
Pamela A. Pavco